Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Oklo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	27,305,265(2)	$7.44(5)	$203,151,171.60	0.00014760	$29,985.11
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,441,926(3)	$7.44(5)	$18,167,929.44	0.00014760	$2,681.59
Equity	Common stock, $0.0001 par value per share	Rule 457(h)	10,432,749(4)	$1.84(6)	$19,196,258.20	0.00014760	$2,833.37
Total Offering Amounts					$240,515,359.24		$35,500.07
Total Fee Offsets (7)							—
Net Fee Due							$35,500.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Oklo Inc. (the “Company”) that become issuable under the Oklo Inc. 2016 Stock Incentive Plan (the “2016 Plan”), the Oklo Inc. 2024 Equity Incentive Plan (the “2024 Plan”) and the Oklo Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents shares of Common Stock authorized for future issuance under the 2024 Plan as of the date of this Registration Statement, which includes (i) 15,872,516 shares of Common Stock initially reserved for issuance under the 2024 Plan, plus (ii) 10,432,749 shares of Common Stock that may become available under the 2024 Plan upon the expiration, lapse, or forfeiture of awards outstanding under the 2016 Plan, plus (iii) an additional 1,000,000 shares of Common Stock that may become issuable upon the vesting of restricted stock unit awards granted under the 2024 Plan, but that are canceled or forfeited, and returned to the 2024 Plan in the future. To the extent outstanding options under the 2016 Plan are forfeited, expire or lapse unexercised or unsettled, such shares of Common Stock subject to such awards will be available for future issuance under the 2024 Plan. See footnote 4 below.
(3)	Represents shares of Common Stock authorized for future issuance under the 2024 ESPP as of the date of this Registration Statement, which includes 2,441,926 shares of Common Stock initially reserved for issuance under the 2024 ESPP.

(4) Represents shares of Common Stock issuable upon the exercise of outstanding options under the 2016 Plan as of the date of this Registration Statement. To the extent outstanding options under the 2016 Plan are forfeited, expire or lapse unexercised or unsettled, such shares of Common Stock subject to such options will be available for future issuance under the 2024 Plan. See footnote 2 above.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low sales price per share of Common Stock on the New York Stock Exchange on July 8, 2024.
(6)	The proposed maximum offer price per share has been determined pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share is $1.84 per share, which is the weighted-average exercise price of stock option awards outstanding under the 2016 Plan as of the date of the Registration Statement.
(7)	The Registrant does not have any fee offsets.